Exhibit 10.3

COLLECTION AGREEMENT

This Agreement is made as of February 5, 2007, by and between Nature Vision, Inc., a Minnesota corporation (“Seller”) and New Vad, LLC, a Minnesota limited liability company, (“Buyer”).

Recitals

A.           Seller and Buyer are parties to that certain Asset Purchase Agreement dated of even date herewith (the “Purchase Agreement”), pursuant to which Seller is selling to Buyer certain assets and Buyer is assuming from Seller certain liabilities, as specified in the Purchase Agreement relating to Seller’s Vaddio business line.

B.           Pursuant to the terms of the Purchase Agreement, Seller is retaining title to the Vaddio accounts receivable derived from shipments made prior to February 5, 2007 (the “Closing Date”). Seller desires to engage Buyer and Buyer has agreed to be engaged to receive and transmit to Seller payments made from customers on the Vaddio accounts receivable on the terms and conditions set forth herein.

Agreement

1.             Processing Payments. The Buyer shall process a check, money order or other payment instrument (the “Instrument”) tendered in payment for the sale of Vaddio products or services in the following manner:

(a)          Where the Instrument is in the amount of a specific purchase order(s) or invoice(s) relating solely to the sale of Vaddio products or services sold or provided prior to the Closing Date, including but not limited to those receivables listed on Schedule A attached hereto and incorporated by reference (the “Seller’s Receivable”), Buyer will not deposit or negotiate the Instrument, but rather will send written notification by fax or email on the day received of the receipt of such payment to Seller and forward the Instrument to Seller by UPS or FedEx ground (as specified by Seller) on Friday of each week. The Instrument will be endorsed payable to the Seller. Buyer will maintain a record of the Instruments being forward to Seller, and maintain a record showing the remaining balances of Seller’s Receivables after crediting these Instruments and provide such record to the Seller at Seller’s request.

(b)          Where the Instrument is in an amount that represents a payment for both a Seller’s Receivable and a payment for Vaddio products or services sold or provided after the Closing Date (the “Buyer’s Receivable”), the Buyer will:

(i)           on the day received, send written notification by fax or email of the receipt of such payment to Seller which shall include a statement of the total amount of the payment received and of the allocation of the amounts due to Seller and due to Buyer respectively;

(ii)          deposit the Instrument in Buyer’s bank account in the ordinary course of business; and

(iii)        remit to Seller by UPS or FedEx ground (as specified by Seller), on Friday of each week, the amount due to Seller as specified in the allocation statement in Section 1(b)(i) above.

(c)          If an Instrument under Section 1(b) above, or correspondence or invoice attached thereto, does not explicitly state for which products or invoices the payment is intended, the funds from such Instrument will be allocated first to Seller until that Seller’s Receivable is paid in full, and the balance if any to Buyer’s Receivable.

(d)          In the event that a customer tenders payment under Sections 1(a) or 1(b) in an amount which is less than the full amount of such customer’s receivable, the funds from such Instrument will be allocated first to Seller until that Seller’s Receivable is paid in full, and the balance if any to Buyer’s Receivable.

2.             Grant of Authority to Deposit Instruments. Seller hereby grants to Buyer the right and authority to endorse and deposit on its behalf those Instruments described in Section 1(b) above.

3.             Representation and Warranty Buyer represents and warrants to Seller that Schedule A includes all orders for Vaddio products or services which customers placed in the ordinary course of business on or before the date hereof.

4.             Inspection of Books and Records. Notwithstanding Seller’s acceptance of periodic payments from Buyer with regard to those Instruments negotiated by Buyer on Seller’s behalf, Seller shall have 30 days following the final payment from Buyer to make a claim for adjustment by reason of errors or omissions from a payment or the allocation of payments. If no such claim for adjustment is timely made, such accounting and receipt of such payment shall be deemed final and satisfied in full. The Seller or its designated representatives may, upon request, periodically inspect the books and records of Buyer during regular business hours for the purpose of verifying the accuracy of the processing of the Seller’s Receivables and the payments relating thereto.

5.             No Commission. There shall be no commission payable to Buyer for the processing of Seller’s Receivables.

6.             No Collection or Enforcement Action. Buyer’s obligations under this agreement are limited to processing payments received from Seller’s customers. Buyer shall have no right or obligation to take collection action or enforce Seller’s rights to receive payment with regard to any of Seller’s Receivables.

7.             No Adjustment of Amounts Due. Seller does not authorize Buyer and Buyer does not undertake to adjust the amount due or otherwise resolve any dispute between the Seller and its customer(s) with regard to Seller’s Receivables or the goods and services relating thereto.

8.             Customer Contact. In the event of a breach by Buyer under this Agreement which has not been cured by Buyer within ten (10) days’ notice to Buyer of such breach, Seller is authorized to contact all customers which have outstanding Seller’s Receivables to notify such customers to forward all payments directly to Seller.

9.             Expiration; Disposition of Remaining Inventory on Expiration. This Agreement shall remain in full force and effect until 11:59 p.m. on June 5, 2007; or until all of Seller’s Receivables are collected in their entirety, whichever occurs first. If any of Seller’s Receivables remain unpaid as of June 5, 2007, Buyer must purchase such remaining Seller’s Receivables at their face value and make payment to Seller on June 10, 2007. Upon receiving payment for the remaining Seller’s Receivables, Seller shall execute all documents reasonably necessary to transfer and assign to Buyer all of Seller’s rights with regard to such remaining Seller’s Receivables.

10.           Security Interest. To protect Seller’s rights with respect to Seller’s Receivable (in the event Buyer is deemed to hold title to any of the Seller’s Receivable), Buyer hereby grants Seller a security interest in all right, title and interest of Buyer in and to the Seller’s Receivable. together with all substitutions and replacements and proceeds thereof. In no event shall the foregoing grant by Buyer of a security interest be deemed to abrogate Seller’s ownership interest in the Seller’s Receivable.

11.           Entire Agreement. This Agreement and any schedules or attachments hereto and the Purchase Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement. The Buyer and Seller agree that the remedies and limitations setforth in Section 5 of the Purchase Agreement do not apply to this Agreement.

12.           Notices. Any notice, offer, request, demand, claim or other communication provided for by this Agreement must be in writing and will be deemed given or delivered when delivered by hand, transmitted by facsimile or email or three days after the day when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed to the intended recipient as set forth below. Any such notice or other communication sent electronically shall be considered to be “in writing” provided it is in a standardized format that is easily downloaded and printed through commonly used software (such as Word, Excel, or Adobe).

If to Seller:

Nature Vision, Inc.

1480 Northern Pacific Rd

PO Box 641

Brainerd, MN 56401

Attn: Michael R. Day, CFO

Fax: (218) 825-0721

E-mail: mday@naturevisioninc.com

with a copy, which does not constitute notice to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.

500 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn: J.C. Anderson, Esq.

Fax:	(612) 632-4444

E-mail: jc.anderson@gpmlaw.com

If to Buyer:

New Vad, LLC

4800 Quebec Avenue North

Minneapolis, MN 55428

Attn: Rob Sheeley

Fax: 763-537-2852

E-mail: rsheeley@vaddio.com

with a copy, which does not constitute notice to:

James P. Michels

Rice, Michels & Walther, LLP

10 Second Street NE, Suite 206

Minneapolis, MN 55413

E-mail: jmichels@ricemichels.com

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

13.           Governing Law; Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Hennepin County, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined there. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party. Each Party agrees that a final judgment in any action or proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity. The prevailing party in any action to enforce this Agreement is entitled to be paid its reasonable attorneys fees and costs by the other party.

14.           Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or under any of the other agreements collateral hereto.

15.           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

16.           Injunctive Relief. It is hereby understood and agreed that damages may be an inadequate remedy in the event of a breach by Buyer of this Agreement and that any such breach by Buyer would cause Seller significant and irreparable injury and damage. Accordingly, Buyer agrees that Seller shall be entitled, without waiving any additional rights or remedies otherwise available to Seller at law or in equity, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by Buyer of this Agreement.

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The Parties have executed this Collection Agreement as of the date first above written.

SELLER: NATURE VISION, INC

By	/s/ Michael R. Day
Its	Chief Financial Officer

BUYER: NEW VAD, LLC

By	/s/ Robin Sheeley
Its	President